Exhibit 99.1

American Eagle Energy Announces Operations and Guidance Update

DENVER, CO—December 31, 2014—American Eagle Energy Corporation (NYSE MKT: AMZG) (“American Eagle” or the “Company”), announces an operations update and production guidance for the fourth quarter ending December 31, 2014 and capital spending guidance for 2015.

Commodity Hedges Sold for $13.0 Million

The Company recently monetized all of its crude oil hedge positions for December 2014 through December 2015, generating proceeds of $13.0 million. The hedges represented approximately 414,000 barrels of oil at an average price of $89.59 per barrel. Proceeds will be used to improve American Eagle’s liquidity position.

Credit Facility and $175 Million Bonds Outstanding

American Eagle has no outstanding indebtedness on its senior secured revolving credit facility (“Credit Facility”) that had an initial borrowing base of up to $60 million as of August 27, 2014. Effective December 24, 2014, the borrowing base was reduced to zero. The Company has been in compliance with the Credit Facility maintenance covenants.

American Eagle has $175 million of outstanding indebtedness on its 11% secured bonds. The bonds do not have maintenance covenants.

2015 Capital Spending Guidance

The Company continues to be focused on capital discipline and maintaining liquidity. After drilling the Huffman 15-34S well in November 2014, American Eagle released the drilling rig. Given current crude oil prices, American Eagle has suspended its 2015 operated drilling budget and does not anticipate resuming drilling operations until crude oil prices improve. The Company expects to conduct completion operations in the first quarter of 2015 on two gross (1.9 net) wells (Byron 4-4 and Shelley Lynn 4-4N) that were drilled during the fourth quarter ended December 31, 2014. These operations are estimated to require a capital expenditure of approximately $4.5 million in 2015.

Operated Well Development

During the fourth quarter ended December 31, 2014, American Eagle added to production 3 gross (1.8 net) new operated wells and 2 gross (1.3 net) operated wells that were re-completed. The Donald 15-33S (Three Forks long lateral) well was the last of six wells developed under the Company’s Farm-Out program. The Donald 15-33S extends the productive area two miles west of the Bryce 3-2 well and appears to prove up an additional 4 to 6 spacing units in the western part of the field. The well began producing oil in early October at an average of approximately 312 barrels of oil equivalent per day (“BOEPD”) during the first 30 days of production.

The Rick 13-31 (Three Forks short-lateral) well with an 85% working interest was stimulated earlier in mid-October and began producing oil in late October. During the first 30 days of production, the Rick 13-31 well produced an average of approximately 267 BOEPD.

The Huffman 15-34S (Three Forks long-lateral) well with a 94% working interest was stimulated in November using a slickwater stimulation and has been cleaning up after being put on pump in mid-December with rates exceeding 250 BOEPD for the last few days, The Huffman 15-34S well is located between the Bryce 3-2 (Three Forks long-lateral) well that produced approximately 400 BOEPD during the first 30 days, and the Donald 15-33S (Three Forks long-lateral) well that produced approximately 312 BOEPD during the first 30 days.

Remedial completions to correct problems with faulty sleeves were performed during the fourth quarter of 2014 on the Shelly 3-2N (Three Forks short-lateral, 97% WI) and the La Plata State 2-16 (Three Forks long lateral, 39% WI) wells, both of which were drilled and completed during the first half of the year. Reperforating and restimulation operations were successfully conducted on both wells and they have been cleaned out and put on pump but no meaningful production data is available yet.

Production Volume Guidance

The Company anticipates that its average production for the fourth quarter ended December 31, 2014, will be approximately 2,600 to 2,700 BOEPD. The new estimate is a reduction from its previous guidance of between 2,700 BOEPD to over 3,000 BOEPD due mostly to anticipated completion of the Byron 4-4 and Shelley Lynn 4-4N now scheduled for first quarter of 2015 rather than fourth quarter of 2014.

ABOUT AMERICAN EAGLE ENERGY CORPORATION

American Eagle Energy Corporation is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota, targeting the Bakken and Three Forks shale oil formations. The Company is based in Denver, CO. More information about American Eagle can be found at www.americaneagleenergy.com or by contacting investor relations at 303-798-5235 or ir@amzgcorp.com. Company filings with the Securities and Exchange Commission can be obtained free of charge at the SEC’s website at www.sec.gov.

SAFE HARBOR

This press release may contain forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this press release regarding the Company’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “possible,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

CORPORATE CONTACT:

Marty Beskow, CFA

Vice President of Capital Markets and Strategy

American Eagle Energy Corporation

720-330-8378

ir@amzgcorp.com

www.americaneagleenergy.com